Exhibit 10.4

Name: Nicholas S. Cyprus

COMPENSATION STATEMENT

Commencing: May 1, 2009	Salary: $43,500.00 per month

I agree the salary cited will be my total salary during each monthly period in which GM continues it in effect for all hours worked, including overtime.

I acknowledge I am aware of trade secrets or other confidential and/or proprietary information concerning GM; the disclosure of which will cause irreparable harm to the Corporation. I agree that I will not disclose to any person or entity any such trade secret, confidential and/or proprietary information and, upon termination of my employment with GM, I shall return all documents or other materials containing such information to GM.

For a period of two years immediately following my voluntary termination of employment with GM or any of its subsidiaries, I will not, without the prior written consent of the GM Chief Executive Officer, engage in or perform any services of a similar nature to those I performed at GM for any other corporation or business engaged in the design, manufacture, development, promotion, or sale of automobiles or trucks within North America, Latin America, Asia, Australia, or Europe in competition with GM, any of its subsidiaries or affiliates, or any joint ventures to which GM or any of its subsidiaries or affiliates is a party. If the terms of this paragraph are found by a court to be unenforceable due to the duration, products or territory covered, such court shall be authorized to interpret these terms in a manner that makes the paragraph enforceable within that particular jurisdiction. Further, I will not for a period of two years following my voluntary termination of employment with GM or any of its subsidiaries, directly or indirectly, knowingly, without the prior written consent of the Chairman of the GM Executive Compensation Committee, induce any of the employees of GM to leave the employ of GM for participation, directly or indirectly, with any existing or future business venture associated with me.

This Statement reaffirms that my employment is from month-to-month on a calendar month basis and I acknowledge GM retains the right in its discretion to increase or decrease my monthly compensation. The parties agree Michigan law applies to this Compensation Statement even if I am employed outside the state.

I agree that my job responsibilities with GM and a significant portion of my compensation are consideration for the confidentiality and non-compete agreements noted above. I acknowledge that my breach of the confidentiality or non-competition provisions of this agreement will cause irreparable harm to GM because of the weakened ability of GM to fairly compete and the inherent difficulty in quantifying the damage caused to GM from such breach. Such irreparable harm can and should be remedied by an injunction against me without any bond being required because any other potential remedy will not be as prompt, certain and full as is necessary to prevent such harm. I acknowledge that my breach of this non-compete agreement will cause GM a greater degree of harm than could be caused to me by living up to the terms because I am being compensated by GM at such a level so as to be able to sustain myself for the non-competition period and am also able to work in fields of business which are not competitive with GM, its affiliates or joint ventures. I further acknowledge that the non-competition provisions are reasonable in duration, geographical area and line of business.

By signing this compensation statement, I also acknowledge my responsibility to adhere to and believe I am in compliance with General Motors Corporation guidelines with respect to employee conduct as contained in the “Winning With Integrity – Our Values and Guidelines for Employee Conduct” materials. In addition, I agree that any award of cash, stock, stock options (or other

Name: Nicholas S. Cyprus

compensation) made to me under any of the Corporation’s executive incentive compensation plans on or after January 1, 2007 or any unvested award previously granted is subject to recoupment by the Corporation in any situation where the Board of Directors or a committee thereof determines that fraud, negligence, or intentional misconduct on my part was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s). The determination regarding employee conduct and repayment under this provision shall be within the sole discretion of the Executive Compensation Committee of the General Motors Board of Directors and shall be final and binding on both parties to this Compensation Statement.

I acknowledge that, with the exception of the Agreement between General Motors Corporation and Nick Cyprus which is effective December 1, 2006, (signed by F.A. Henderson on November 6, 2006, as amended December 2008) there are no other oral or written understandings or agreements in effect regarding my salary, nature or duration of employment, or the other matters set forth in this Compensation Statement.

No modification or amendment of this Compensation Statement will be effective unless it is in writing and signed by both parties.

/s/ Nick S. Cyprus	/s/ Gregory E. Lau
Employee	General Motors Corporation

04/29/09	05/05/09
Date	Date